TYSON FOODS REPORTS SECOND QUARTER 2022 RESULTS
Improving Operational Execution and Strong Consumer Demand Drive Operating Results
Springdale, Arkansas – May 9, 2022 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2022	2021	2022	2021
Sales	$13,117	$11,300	$26,050	$21,760
Operating Income	1,156	720	2,611	1,425

Net Income	833	477	1,959	949
Less: Net Income Attributable to Noncontrolling Interests	4	1	9	6
Net Income Attributable to Tyson	$829	$476	$1,950	$943

Net Income Per Share Attributable to Tyson	$2.28	$1.30	$5.35	$2.58

Adjusted[1] Operating Income	$1,161	$739	$2,593	$1,764

Adjusted[1] Net Income Per Share Attributable to Tyson	$2.29	$1.34	$5.16	$3.28
1 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted operating income and adjusted net income per share attributable to Tyson (Adjusted EPS) are non-GAAP financial measures. Refer to the end of this release for an explanation and reconciliation of these and other non-GAAP financial measures used in this release to comparable GAAP measures.
First Six Months Highlights
•GAAP EPS of $5.35, up 107% from prior year; Adjusted EPS of $5.16, up 57% from prior year
•GAAP operating income of $2,611 million, up 83% from prior year; Adjusted operating income of $2,593 million, up 47% from prior year
•Total Company GAAP and Adjusted operating margin of 10.0%
•Repurchased 6.2 million shares for $523 million
Second Quarter Highlights
•GAAP EPS of $2.28, up 75% from prior year; Adjusted EPS of $2.29, up 71% from prior year
•GAAP operating income of $1,156 million, up 61% from prior year; Adjusted operating income of $1,161 million, up 57% from prior year
•Total Company GAAP operating margin of 8.8%; Adjusted operating margin of 8.9%
•Liquidity of $3.4 billion at April 2, 2022
•Reduced total debt by approximately $1 billion
“Our performance in the first half of the year reflects our improving operational execution and strong customer and consumer demand for our brands and products,” said Donnie King, president and CEO of Tyson Foods. "We continue to prioritize investment in our team members and business in a number of ways, including increasing pay, expanding pilots of health and child care services, and providing skills and life services, such as free college education and legal services for immigration. Although we continue to see inflationary pressures across the supply chain, we are working to drive costs down by continuing to increase our efficiency, productivity and bringing more capacity on line. This is all part of our strategy to win with customers and consumers, win with team members and win with excellence in execution.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter and six months ended April 2, 2022, and April 3, 2021)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2022	2021	Change	Change	2022	2021	Change	Change [2]
Beef	$5,034	$4,046	0.6%	23.8%	$10,036	$8,033	(2.9)%	27.8%
Pork	1,565	1,477	(4.8)%	10.8%	3,191	2,916	(2.3)%	11.7%
Chicken	4,086	3,553	0.6%	14.4%	7,976	6,384	2.1%	16.9%
Prepared Foods	2,393	2,164	(5.3)%	15.9%	4,726	4,277	(4.0)%	14.5%
International/Other	565	487	5.1%	10.9%	1,115	956	7.1%	9.5%
Intersegment Sales	(526)	(427)	n/a	n/a	(994)	(806)	n/a	n/a
Total	$13,117	$11,300	(1.5)%	17.6%	$26,050	$21,760	(0.7)%	18.7%

Operating Income (Loss)
(for the second quarter and six months ended April 2, 2022, and April 3, 2021)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2022	2021	2022	2021	2022	2021	2022	2021
Beef	$638	$445	12.7%	11.0%	$1,594	$973	15.9%	12.1%
Pork	59	67	3.8%	4.5%	223	183	7.0%	6.3%
Chicken	198	6	4.8%	0.2%	338	(210)	4.2%	(3.3)%
Prepared Foods	263	217	11.0%	10.0%	449	483	9.5%	11.3%
International/Other	(2)	(15)	n/a	n/a	7	(4)	n/a	n/a
Total	$1,156	$720	8.8%	6.4%	$2,611	$1,425	10.0%	6.5%
ADJUSTED SEGMENT RESULTS (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the second quarter and six months ended April 2, 2022, and April 3, 2021)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2022	2021	2022	2021	2022	2021	2022	2021 [2]
Beef	$638	$445	12.7%	11.0%	$1,594	$973	15.9%	12.1%
Pork	59	67	3.8%	4.5%	223	183	7.0%	6.3%
Chicken	203	6	5.0%	0.2%	320	110	4.0%	1.6%
Prepared Foods	263	217	11.0%	10.0%	449	483	9.5%	11.3%
International/Other	(2)	4	n/a	n/a	7	15	n/a	n/a
Total	$1,161	$739	8.9%	6.5%	$2,593	$1,764	10.0%	8.0%
2 Average Price Change and Adjusted Operating Margin for the Chicken Segment and Total Company for the first six months of fiscal 2021 exclude the impact of a $320 million legal contingency accrual recognized as a reduction to Sales.

SUMMARY OF SEGMENT RESULTS
Beef
Sales volume was up slightly in the second quarter of fiscal 2022 driven by strong global demand, partially offset by a challenging labor environment and continued supply chain constraints. Sales volume decreased for the first six months due to the impacts associated with a challenging labor environment and increased supply chain constraints, partially offset by strong global demand. Average sales price increased in the second quarter and the first six months of fiscal 2022 as input costs such as live cattle, labor, freight and transportation costs increased and demand for our beef products remained strong. Operating income increased in the second quarter and first six months of fiscal 2022 due to strong demand as we continued to optimize revenues relative to live cattle supply and a reduction in direct incremental expenses related to COVID-19, partially offset by production inefficiencies due to the impacts associated with a challenging labor environment and continued supply chain constraints. Additionally, operating income in fiscal 2021 was impacted by a $55 million gain from the recovery of cattle inventory related to a cattle supplier's misappropriation of Company funds.
Pork
Sales volume decreased in the second quarter and first six months of fiscal 2022 primarily due to the impacts associated with a challenging labor environment. Average sales price increased in the second quarter and first six months of fiscal 2022 as input costs such as live hogs, labor, freight and transportation costs increased, partially offset by unfavorable mix associated with labor shortages. Operating income decreased slightly in the second quarter of fiscal 2022 due to higher input costs such as live hogs, labor and freight and transportation costs. Operating income for the first six months of fiscal 2022 increased as we optimized revenues relative to live hog supply and due to a reduction in direct incremental expenses related to COVID-19, partially offset by higher inputs costs and the impacts associated with a challenging labor environment.
Chicken
Sales volume increased in the second quarter and first six months of fiscal 2022 primarily due to a strong demand environment partially offset by continued supply chain constraints. Average sales price increased in the second quarter and first six months of fiscal 2022 due to the effects of pricing initiatives in an inflationary cost environment. Operating income increased in the second quarter and first six months of fiscal 2022 due to increased sales volume and higher average sales prices, partially offset by the impacts of inflationary market conditions including increased supply chain costs and a challenging labor environment. In the second quarter of fiscal 2022, we experienced $100 million of higher feed ingredient costs and $101 million of net derivative gains as compared to $10 million of net derivative gains in the second quarter of fiscal 2021. In the first six months of fiscal 2022, we experienced $285 million of higher feed ingredient costs and $159 million of net derivative gains as compared to $83 million of net derivative gains in the first six months of fiscal 2021. Additionally, operating income in the first six months of fiscal 2022 was impacted by $18 million of insurance proceeds, net of costs incurred related to a fire at a production facility and was impacted in the first quarter of fiscal 2021 by a $320 million loss from the recognition of a legal contingency accrual.
Prepared Foods
Sales volume decreased in the second quarter and first six months of fiscal 2022 due to lower production throughput primarily associated with a challenging labor and supply environment, uneven foodservice recovery and the divestiture of our pet treats business in the fourth quarter of fiscal 2021. Average sales price increased in the second quarter and first six months of fiscal 2022 primarily due to the effects of revenue management in an inflationary cost environment and favorable product mix. Operating income increased in the second quarter of fiscal 2022 due to higher average sales prices, partially offset by the impacts of inflationary market conditions, including $210 million of increased raw materials and other input costs, increased supply chain costs and a challenging labor environment. Operating income decreased in the first six months of fiscal 2022 due to the impacts of inflationary market conditions, including $425 million of increased raw materials and other input costs, increased supply chain costs and a challenging labor environment, partially offset by higher average sales prices.

OUTLOOK
For fiscal 2022, the United States Department of Agriculture (USDA) indicates domestic protein production (beef, pork, chicken and turkey) should be relatively flat compared to fiscal 2021 levels. The following is a summary of the outlook for each of our segments, as well as an outlook for revenues, capital expenditures, net interest expense, liquidity and tax rate for fiscal 2022.3
Beginning in fiscal 2022, we launched a new productivity program, which is designed to drive a better, faster and more agile organization that is supported by a culture of continuous improvement and faster decision making. We are targeting $1 billion in productivity savings by the end of fiscal 2024 and more than $400 million in fiscal 2022, relative to a fiscal 2021 cost baseline. We are currently on track to achieve our planned productivity savings for fiscal 2022.
Beef
USDA projects domestic production will increase less than 1% in fiscal 2022 as compared to fiscal 2021. We anticipate another strong year with adjusted operating margin between 11% and 13% in fiscal 2022.
Pork
USDA projects domestic production will decrease approximately 3% in fiscal 2022 as compared to fiscal 2021. We believe our Pork segment's adjusted operating margin will be 5% to 7% in fiscal 2022.
Chicken
USDA projects chicken production will increase approximately 1% in fiscal 2022 as compared to fiscal 2021. We anticipate an adjusted operating margin of 5% to 7% for fiscal 2022 as we continue to expect stronger performance in the second half of the fiscal year.
Prepared Foods
We believe our adjusted operating margin will be between 8% and 10% in fiscal 2022. We will remain disciplined in our revenue management to ensure that additional inflationary pressures are mitigated by sales price increases, while also working diligently to deliver productivity savings to reduce costs.
International/Other
We anticipate lower results from our foreign operations in fiscal 2022 due to supply chain disruptions and other impacts related to COVID-19.
Revenue
We expect sales to be $52 billion to $54 billion in fiscal 2022.
Capital Expenditures
We expect capital expenditures of approximately $2 billion for fiscal 2022. Capital expenditures include spending for capacity expansion and utilization, automation to alleviate labor challenges and brand and product innovation.
Net Interest Expense
We expect net interest expense to approximate $360 million for fiscal 2022.
Liquidity
We expect total liquidity, which was approximately $3.4 billion at April 2, 2022, to remain above our minimum liquidity target of $1.0 billion.
Tax Rate
We currently expect our adjusted effective tax rate to be around 23% in fiscal 2022.
3 The Company is not able to reconcile its full-year fiscal 2022 projected adjusted results to its fiscal 2022 projected GAAP results because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, such as legal contingency accruals and other significant items which could be significant, the Company is unable to provide a reconciliation for these forward-looking non-GAAP measures without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measures of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Sales	$13,117	$11,300	$26,050	$21,760
Cost of Sales	11,382	10,047	22,300	19,330
Gross Profit	1,735	1,253	3,750	2,430

Selling, General and Administrative	579	533	1,139	1,005
Operating Income	1,156	720	2,611	1,425
Other (Income) Expense:
Interest income	(3)	(2)	(6)	(4)
Interest expense	97	110	197	220
Other, net	(25)	(12)	(77)	(31)
Total Other (Income) Expense	69	96	114	185
Income before Income Taxes	1,087	624	2,497	1,240
Income Tax Expense	254	147	538	291
Net Income	833	477	1,959	949
Less: Net Income Attributable to Noncontrolling Interests	4	1	9	6
Net Income Attributable to Tyson	$829	$476	$1,950	$943
Weighted Average Shares Outstanding:
Class A Basic	291	293	291	293
Class B Basic	70	70	70	70
Diluted	364	365	364	365
Net Income Per Share Attributable to Tyson:
Class A Basic	$2.34	$1.34	$5.50	$2.65
Class B Basic	$2.11	$1.20	$4.95	$2.38
Diluted	$2.28	$1.30	$5.35	$2.58
Dividends Declared Per Share:
Class A	$0.460	$0.445	$0.935	$0.915
Class B	$0.414	$0.401	$0.842	$0.824

Sales Growth	16.1%		19.7%
Margins: (Percent of Sales)
Gross Profit	13.2%	11.1%	14.4%	11.2%
Operating Income	8.8%	6.4%	10.0%	6.5%
Net Income Attributable to Tyson	6.3%	4.2%	7.5%	4.4%
Effective Tax Rate	23.4%	23.5%	21.6%	23.5%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	April 2, 2022	October 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$1,151	$2,507
Accounts receivable, net	2,408	2,400
Inventories	4,990	4,382
Other current assets	448	533
Total Current Assets	8,997	9,822
Net Property, Plant and Equipment	8,193	7,837
Goodwill	10,548	10,549
Intangible Assets, net	6,397	6,519
Other Assets	1,763	1,582
Total Assets	$35,898	$36,309

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$79	$1,067
Accounts payable	2,269	2,225
Other current liabilities	2,309	3,033
Total Current Liabilities	4,657	6,325
Long-Term Debt	8,270	8,281
Deferred Income Taxes	2,297	2,195
Other Liabilities	1,518	1,654

Total Tyson Shareholders’ Equity	19,014	17,723
Noncontrolling Interests	142	131
Total Shareholders’ Equity	19,156	17,854

Total Liabilities and Shareholders’ Equity	$35,898	$36,309

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	April 2, 2022	April 3, 2021
Cash Flows From Operating Activities:
Net income	$1,959	$949
Depreciation and amortization	595	604
Deferred income taxes	98	27
Other, net	27	46
Net changes in operating assets and liabilities	(1,455)	(277)
Cash Provided by Operating Activities	1,224	1,349

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(847)	(557)
Purchases of marketable securities	(18)	(41)
Proceeds from sale of marketable securities	18	41
Acquisition of equity investments	(96)	—
Other, net	58	49
Cash Used for Investing Activities	(885)	(508)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	47	557
Payments on debt	(1,088)	(1,570)
Purchases of Tyson Class A common stock	(511)	(34)
Dividends	(328)	(318)
Stock options exercised	113	22
Other, net	—	(2)
Cash Used for Financing Activities	(1,767)	(1,345)
Effect of Exchange Rate Changes on Cash	6	10
Decrease in Cash and Cash Equivalents and Restricted Cash	(1,422)	(494)
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	2,637	1,466
Cash and Cash Equivalents and Restricted Cash at End of Period	1,215	972
Less: Restricted Cash at End of Period	64	95
Cash and Cash Equivalents at End of Period	$1,151	$877

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	April 2, 2022	April 3, 2021	October 2, 2021	April 2, 2022

Net income	$1,959	$949	$3,060	$4,070
Less: Interest income	(6)	(4)	(8)	(10)
Add: Interest expense	197	220	428	405
Add: Income tax expense	538	291	981	1,228
Add: Depreciation	466	463	934	937
Add: Amortization [4]	124	132	261	253
EBITDA	$3,278	$2,051	$5,656	$6,883

Adjustments to EBITDA:
Less: Gain on sale of business	$—	$—	$(784)	$(784)
Add: China plant relocation charge [5]	—	19	27	8
Add: Legal contingency accruals [6]	—	320	626	306
(Less)/Add: Production facilities fire insurance proceeds, net of costs[7]	(40)	(6)	17	(17)
Less: Defined benefit plan gains	—	—	(34)	(34)
Total Adjusted EBITDA	$3,238	$2,384	$5,508	$6,362

Total gross debt			$9,348	$8,349
Less: Cash and cash equivalents			(2,507)	(1,151)
Less: Short-term investments			—	—
Total net debt			$6,841	$7,198

Ratio Calculations:
Gross debt/EBITDA			1.7x	1.2x
Net debt/EBITDA			1.2x	1.0x

Gross debt/Adjusted EBITDA			1.7x	1.3x
Net debt/Adjusted EBITDA			1.2x	1.1x
4 Excludes the amortization of debt issuance and debt discount expense of $5 million for the six months ended April 2, 2022, $9 million for the six months ended April 3, 2021, $19 million for the fiscal year ended October 2, 2021, and $15 million for the twelve months ended April 2, 2022 as it is included in interest expense.
5 Relates to a plant relocation from a government land expropriation and includes accelerated depreciation and team member related charges recognized as an increase of Cost of Sales.
6 Legal contingency accruals included $320 million recognized as a reduction of Sales for the six months ended April 3, 2021 and $545 million recognized as a reduction of Sales and $81 million recognized as an increase of Cost of Sales in fiscal 2021.
7 Relates to fires at production facilities in Chicken in the fourth quarter of fiscal 2021 and Beef in the fourth quarter of fiscal 2019. Amount includes insurance proceeds, net of costs incurred, of $18 million recognized in Cost of Sales and $22 million net proceeds recognized in Other, net for the six months ended April 2, 2022 and $23 million net expense recognized in Cost of Sales and $6 million net proceeds recognized in Other, net for fiscal 2021.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2022	2021	2022	2021	2022	2021	2022	2021

Reported net income per share attributable to Tyson (GAAP EPS)			$2.28	$1.30			$5.35	$2.58

Add: China plant relocation[5]	$—	$19	—	0.04	$—	$19	—	0.04

Add: Legal contingency accrual[6]	$—	$—	—	—	$—	$320	—	0.67

Add (Less): Production facilities fire insurance costs, net of proceeds[7]	$5	$—	0.01	—	$(40)	$(6)	(0.09)	(0.01)

Less: Remeasurement of net deferred tax liabilities at lower enacted state tax rates	$—	$—	—	—	$—	$—	(0.10)	—

Adjusted net income per share attributable to Tyson (Adjusted EPS)			$2.29	$1.34			$5.16	$3.28
Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income (Loss) Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the second quarter ended April 2, 2022)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$638	$59	$198	$263	$(2)	$1,156
Add: Production facilities fire costs, net of insurance proceeds[7]	—	—	5	—	—	5
Adjusted operating income (loss)	$638	$59	$203	$263	$(2)	$1,161

Adjusted Operating Income
(for the six months ended April 2, 2022)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$1,594	$223	$338	$449	$7	$2,611
Less: Production facilities fire insurance proceeds, net of costs[7]	—	—	(18)	—	—	(18)
Adjusted operating income	$1,594	$223	$320	$449	$7	$2,593

Adjusted Operating Income
(for the second quarter ended April 3, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$445	$67	$6	$217	$(15)	$720
Add: China plant relocation charge[5]	—	—	—	—	19	19
Adjusted operating income	$445	$67	$6	$217	$4	$739

Adjusted Operating Income
(for the six months ended April 3, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$973	$183	$(210)	$483	$(4)	$1,425
Add: Legal contingency accrual[6]	—	—	320	—	—	320
Add: China plant relocation charge[5]	—	—	—	—	19	19
Adjusted operating income	$973	$183	$110	$483	$15	$1,764
Adjusted operating income (loss) is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income (loss) as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income (loss) is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income (loss). Further, we believe that adjusted operating income (loss) is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income (loss) should not be considered as a substitute for operating income (loss) or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income (loss) may not be comparable to similarly titled measures reported by other companies.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under four generations of family leadership, the Company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the Company had approximately 137,000 team members on October 2, 2021. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
Conference Call Information and Other Selected Data
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 9, 2022. A link for the webcast of the conference call is available on the Tyson Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by the following direct link: https://event.on24.com/wcc/r/3724114/6A4A802021BC0BA1ABFBE74DCAF48F37. For those who cannot participate at the scheduled time, a replay of the live webcast and the accompanying slides will be available at http://ir.tyson.com until Wednesday, June 8, 2022. A telephone replay will also be available until Wednesday, June 8, 2022, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 3865867. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2022, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the COVID-19 global pandemic and associated responses thereto have had an adverse impact on our business and operations, and the extent that the COVID-19 pandemic continues to impact us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, public adoption rates of COVID-19 vaccines and their effectiveness against emerging variants of COVID-19, the speed and effectiveness of new vaccine and treatment developments and their deployment and COVID-19 related impacts on the market, including production delays, labor shortages and increases in costs and inflation; (ii) the effectiveness of our financial excellence programs; (iii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (iv) cyber incidents, security breaches or other disruptions of our information technology systems; (v) risks associated with our failure to consummate favorable acquisition transactions or integrate certain acquisitions' operations; (vi) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (vii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (viii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (ix) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) significant marketing plan changes by large customers or loss of one or more large customers; (xiii) our ability to leverage brand value propositions; (xiv) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with team members, labor unions, contract farmers and independent producers providing us livestock; (xv) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xvi) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvii) adverse results from litigation; (xviii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xix) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xx) our participation in a multiemployer pension plan; (xxi) volatility in capital markets or interest rates; (xxii) risks associated with our commodity purchasing activities; (xxiii) the effect of, or changes in, general economic conditions; (xxiv) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics, armed conflicts or extreme weather; (xxv) failure to maximize or assert our intellectual property rights; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) the effectiveness of our internal control over financial reporting, including identification of material weaknesses; and (xxviii) the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including those included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Megan Britt, 479-236-4927	Source: Tyson Foods, Inc. Category: IR, Newsroom